EXHIBIT 3.27

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

OF

OCCV4, LLC

* * * * *

The undersigned, an authorized person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company is “OCCV4, LLC”.

SECOND: The address of the limited liability company’s registered office is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware 19808, and the name of its registered agent for service of process at such address, as required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act, is the Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 27th day of September, 2006.

/s/ Peter M. Norman
Peter M. Norman
Authorized Person